Exhibit 99.1

AGREEMENT

Between

United Steel, Paper and Forestry, Rubber,

Manufacturing, Energy, Allied Industrial and

Service Workers

International Union, AFL-CIO, CLC, on behalf of

Local Union No. 00417

And

Cherokee Nitrogen Company

November 12, 2013 to November 11, 2016

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ARTICLE 27 – BULLETIN BOARDS	23

ARTICLE 28 – SICKNESS BENEFITS	24

ARTICLE 29 – DISCIPLINE AND DISCHARGE	25

ARTICLE 30 – GENERAL	26

ARTICLE 31 – AUTHORIZED DEDUCTION	26

ARTICLE 32 – SAVINGS CLAUSE	27

ARTICLE 33 – STRIKES AND LOCKOUTS	27

ARTICLE 34 – TERM	27

APPENDIX “A” (Wage Rates)	29

APPENDIX “B” (12-Hour Continuous Shift Operations)	31

APPENDIX “C” (401(k) Savings Plan)	36

APPENDIX “D” (Alcohol and Drug Control Policy)	37

APPENDIX “E” (USW Check-off Authorization)	38

LETTER OF UNDERSTANDING (Red Circle Personnel)	39

LETTER OF UNDERSTANDING (Board Operator Premium)	40

LETTER OF UNDERSTANDING (Maintenance Specialist Classification)	41

LETTER OF UNDERSTANDING (Operators Recertification)	41

ii

AGREEMENT

This Agreement was made and entered into this twelfth day of November, 2013, by and between Cherokee Nitrogen Company, Cherokee, Alabama, hereinafter called the “Company” and The United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union AFL-CIO, CLC (USW) on behalf of its Local Union No. 00417, hereinafter called the “Union.”

ARTICLE 1

RECOGNITION

Due to the Company’s hiring individuals, all of which were previously employed in the Cherokee Nitrogen facility, where the Company currently operates, the Company has recognized the “Union” for purposes of pay, wages, hours of work, and other terms and conditions of employment for employees in the following unit: all hourly-paid production and maintenance employees at the Company’s Cherokee, Alabama plant, but excluding journeyman electricians and instrument person, their apprentices and/or electrician or instrument mechanics helpers, clerical employees, professional, technical, managerial, and confidential employees, guards, and supervisors as defined in the Act.

Whenever reference is made to a particular gender in this Agreement, it is understood that the reference applies equally to both male and female employees.

ARTICLE 2

PURPOSE

A. The parties hereto mutually agree that there is concern for the future of the Company and its ability to compete in a the nitrogen fertilizer industry because of factors over which neither the Union nor the Company have control, including but not limited to foreign competition, excess domestic production capability, natural gas prices, and the cyclical nature of product utilization by consumers. Each agrees that our mutual goal is to provide the highest quality product and service at a competitive price, and to assure the effective flexibility in the utilization and skills of all employees.

B. It is the intent and purpose of the parties hereto that this Agreement shall promote and improve the industrial and economic relationship between the Company and the Union, and shall set forth herein rates of pay, hours of work, and working conditions of employment to be observed between the parties hereto.

C. It is recognized by both parties that they have a mutual interest and obligation in maintaining friendly cooperation between the Company and the Union which will permit safe, economical, and efficient operation of the plant.

D. All written Letters of Agreement which are dated prior to the effective date of this contract are null and void unless specifically added to this contract.

ARTICLE 3

MANAGEMENT RIGHTS CLAUSE

The Union expressly recognizes that the Company has the exclusive responsibility for and authority over (whether or not the same was exercised heretofore) the management, operation, and maintenance of its facilities and, in furtherance thereof, has, subject to the terms of this agreement, the right to determine policy affecting the selection, hiring, and training of employees: to direct the work force and to schedule work: to institute and enforce reasonable rules of conduct, to assure discipline, and efficient operation: to determine what work is to be done, what is to be produced and by what means; to determine the quality and quantity of workmanship; to determine the size and composition of the work force; to determine the allocation and assignment of work to employees; to determine the location of business, divisions, and subdivisions thereof; to arrange for work to be done by other companies or other divisions of the Company; to alter, combine, or eliminate any classification, operation, service, or department; to sell, merge, or discontinue the business or any phase thereof; provided, however, in the exercise of these prerogatives, none of the specific provisions of the Agreement shall be abridged.

The Company will not use the subcontractors in order to erode the bargaining unit, layoff employees, or replace hours whether regular or call in overtime, which would be worked by qualified and available bargaining unit employees.

ARTICLE 4

WORK GROUPS

A. Grandfathering and red circle personnel are covered in a Letter of Understanding.

B. OPERATIONS PRODUCTION DEPARTMENT SKILL ADVANCEMENT/ON-THE-JOB TRAINING.

1. In the interest of maintaining and improving operating efficiencies, the following is the standard for inception and advancement.

2. Levels of advancement are as follows:

a. Trainee - If a new hire cannot complete the qualifications according to the following schedule, they will be terminated. If an existing employee bids to the job but despite his/her best efforts he/she cannot complete the qualifications according to the schedule, the Company will consider alternatives to termination including an extension of the training period or reassignment to his/her prior position for which he/she is qualified.

b. Chemical Operator 1 - Required to pass necessary requirements as determined by management, for one (1) assignment which will include written and oral examinations and demonstration of job proficiency. Must qualify within 240 hours of training on day shift.

c. Chemical Operator 2 - Required to qualify by passing the second assignment by written and oral examinations, and demonstration of job proficiency. Must qualify within one (1) year after passing Operator 1 qualifications.

d. Chemical Operator 3 - Required to pass all area assignment written and oral examinations within an area, and by demonstrating job proficiency on all assignments. Must qualify within one (1) year after passing Operator 2 qualifications.

e. Chemical Operator 4 - Required to pass all area assignment written and oral examinations within an area, and by demonstrating job proficiency on all assignments. Must qualify within eighty (80) calendar days after passing Operator 3 qualifications and be certified as having completed Cherokee Nitrogen training programs.

C. ROUTE OF ADVANCEMENT – OPERATIONS PRODUCTION DEPARTMENT.

			Switch
	Ammonia	Acid	Urea	Nitrate	Crews
Chemical Operator 4	X	X	X	X	(1	)*
Chemical Operator 3	X	X	X	X	(1	)*
Chemical Operator 2	X	X	X	X	X
Chemical Operator 1	X	X	X	X	X
Trainee New Hire after 8/31/94	X	X	X	X	X

(1)*	To qualify for this level, the switching and rail crew members must qualify for the shipping, bagging, and load-out of products in the Nitrate and Urea areas.

D. MAINTENANCE DEPARTMENT WORK GROUPS.

1. In the interest of maintaining and improving plant on-stream time, the following is the standard for maintenance inception and advancement:

2. The Company will provide on-the-job training necessary to acquire job skills at each level. Levels of advancement are as follows:

a. Maintenance Trainee - A new hire or bidder will be required to pass the skill levels established August 31, 1994 (document entitled “Training Program - General Mechanic”) in order to advance to Maintenance Level 1. A new hire that does not complete the qualifications will be terminated. Must successfully complete and pass written and practical factors tests, as determined by Management. If an existing employee bids to the job but despite his/her best efforts he/she cannot complete the qualifications according to the schedule, the Company will consider alternatives to termination including extension of the training period or reassignment to his/her prior position for which he/she is qualified.

b. Maintenance Level 1 - Must be qualified and proficient in one (1) major skill as determined by management, and must pass written and practical factors tests, as determined by Management, (i.e. General Mechanic, Certified Welder, Machinist, Auto Mechanic, Millwright, etc.).

c. Maintenance Level 2 - Must be qualified and proficient in two (2) major skills, and written and practical factors tests, as determined by Management.

d. Maintenance Level 3 - Must be qualified and proficient in three (3) major skills, and written and practical factors tests, as determined by Management.

e. Maintenance Level 4 - Required to be a Level 3 and certified by written and practical factors tests, as determined by Management.

f. Specialist 1 - Required to be a Maintenance Level 4 and certified by appropriate training and testing in a special skill, as determined by Management.

g. Specialist 2 - Required to be a Specialist 1 and certified by appropriate training and testing in a special skill, as determined by Management.

E. ROUTE OF ADVANCEMENT – MAINTENANCE DEPARTMENT.

•	Specialist Level 2

•	Specialist Level 1

•	Maintenance Level 4

•	Maintenance Level 3

•	Maintenance Level 2

•	Maintenance Level 1

•	Mechanic 3rd Year Trainee

•	Mechanic 2nd Year Trainee

•	Mechanic 1st Year Trainee

•	Maintenance Trainee

Training program guidelines to become a general mechanic shall be those as described in 4D 2(a) identified in the document, Training Program “General Mechanic” established August 31, 1994, and updated August 15, 1999.

MAINTENANCE DEPARTMENT AREAS

Employees will select by seniority assignment to the Ammonia and Nitrate plants, as long as they have necessary qualifications to do all work which arises in these areas. Employees must demonstrate proficiency and efficiency in performing that work. If an employee selects an area but cannot perform productively and efficiently, the Company may reassign him/her to the other area. The Union will be provided detail/documentary evidence of the employee’s lack of performance prior to reassignment. The decision to reassign thereafter is not subject to arbitration. After a reassignment for this reason, the position will be offered to the next most-senior employee qualified to do that work. The least senior employee may be assigned to that position if all of the more senior employees decline.

Maintenance employees may be cross trained in other areas based on a rotation schedule not to exceed sixty (60) calendar days/year. In addition, employees may be shifted by the company whenever necessary to another area based on operational needs and non-customary situations.

The current operating areas in the maintenance department are:

Ammonia/Nitric Acid/Utilities

Nitrate/Urea

Central

ARTICLE 5

SENIORITY

The purpose of this Article is to define and describe the seniority provisions which will govern the seniority status of employees within the bargaining unit.

A. Employees who were hired by Cherokee Nitrogen Company on November 1, 2000 shall have their plant seniority date based on date of original employment at the plant. Such seniority may be used for vacation eligibility and seniority rights.

B. The only type of seniority, which will be considered under this Agreement, is plant seniority.

C. A new employee screened and hired to become a regular full-time employee shall not acquire seniority rights until he/she has been employed by the Company for a period of sixty-five (65) continuous active work days within a period of six (6) months. Until such time as an employee has acquired seniority rights, he/she shall be considered a probationary employee and may be laid off or terminated without recourse, and the Company shall be under no obligation to rehire him/her. When employees have identical plant seniority, the order of seniority placement shall be determined alphabetically.

D. The seniority of an employee shall be considered broken, all rights forfeited, and there shall be no obligation to rehire him/her for any one of the following reasons:

1. If the employee voluntarily quits.

2. If the employee is discharged for just cause.

3. If the employee is away from work for a period of 24 months or length of previously accrued service, whichever is less, for any reason other than illness or injury. In those cases the period of time will be a maximum of three (3) years or length of previously accrued service, whichever is less.

4. Subject to paragraph 3 above, if an employee who has been laid off does not return to work within (10) ten calendar days after the postmark date of a registered or certified letter form the Company, addressed to his/her last known address as shown on the Company’s records. It is the employee’s obligation to keep the Company informed of his/her correct current address.

Employees who are unable to report within this ten (10) calendar day period because of sickness or accident will, subject to paragraph 3 above and in that event be recalled to any vacancy during any subsequent recall action.

E. If a member of the bargaining unit is promoted to a supervisory or salaried position from a hourly-paid job, he/she shall lose all of his/her seniority in the bargaining unit.

F. A complete seniority list of all active employees shall be posted in each department on the bulletin board within thirty (30) days after signing of this Agreement, and revised quarterly.

ARTICLE 6

POSTING AND FILLING JOB BIDS

When a job vacancy occurs, it shall be posted on the Bulletin Board for six (6) calendar days for bid, plant-wide. The job posting shall indicate the primary job assignment and shift. The senior employees will be awarded the job by departmental seniority. In a case when more than one vacancy is posted at the same time, a bidder must indicate his/her order of preference for the open jobs for which he/she wants to be considered. The senior bidder will be awarded the job as a trainee or based on Article 4, Section B.2 or D.2 qualifications. When an Operator Level 4 bids to another job in a different area, he/she will be paid Operator Level 1 pay during the qualification period in the new job. An employee will be allowed only one (1) successful bid per six (6) month period unless the bid is to a new job which carries a higher rate of pay at the time of the bid.

An employee who is being laid off from his/her job at the time that a posting is in effect can bump to the job which is posted without bidding in accordance with Article 7, and he/she can keep the job if he/she is senior to the bidder and he/she qualifies. An employee called in from layoff to fill a job while it is posted for bidding must go to the open job when the bidding is completed unless he/she bid for the job and is the senior bidder. If there are no bidders for the job he/she will remain in the job. When employees are being recalled from a layoff, which was caused by a unit production cutback (or shutdown), all employees who have adequate seniority to be recalled are eligible to bid for job openings. If an employee took a voluntary layoff at the time of the shutdown, but he/she has enough seniority to be on the recall list, he/she will have bid rights just as others in the seniority group being recalled, provided that the job for which he/she holds recall right is open. However, filling of a job in either of the above manners will be regulated by the following:

A. No employee will be granted a trial period if he/she does not have a reasonable expectancy of demonstrating the qualifications required by the job. If within the preceding six (6) months an employee has refused training on the job, or he/she has been disqualified on this job, he/she shall not be permitted to bid.

B. A maintenance employee may not bid to a production department job and a production department employee may not bid to a maintenance department job. This prohibition applies to both temporary and permanent positions.

C. The successful bidder shall be given up to 240 hours of training. Fulfillment of assignment requirements by the successful bidder will be determined by the Company. If an employee has been previously qualified in the job, he/she will be provided 84 hours of refresher training. In determining whether an employee has become qualified, the results of written and/or practical tests (which meet Federal guidelines) will be among the factors given consideration. If an employee is already qualified or becomes qualified in less than fifteen (15) work days, he/she will be so informed by management.

D. During the period of posting, the Company will fill the job on a temporary basis, not to exceed 35 working days, unless prevented from doing so by extenuating circumstances. If a successful bidder cannot be moved within 35 days to the new job which would call for a higher rate, the employee will receive the higher rate beginning with the 36th day until he/she can be moved.

E. A temporary job can be filled only by a qualified operator. If there are no qualified bidders, the Company can fill the vacancy with an extra employee. The Company will review the status of the temporary job every 30 days. When a temporary job is awarded or assigned, the employee who gets the job will share overtime in that area. When the permanent employee returns, all temporary employees will return to their regular (last permanent classification) jobs.

If the Company elects to bid a temporary job, the job will be awarded to the most senior, qualified employee. If the temporary job later becomes a permanent position, it will be re-posted and awarded based on departmental seniority. (Temporary jobs in place on November 1, 2013 are grandfathered from being re-bid).

E. The Company agrees that once a bid is posted, it will not be cancelled except by mutual consent.

F. When a permanent vacancy exists in the maintenance department, it shall be filled by plant seniority based on mechanical skills required.

ARTICLE 7

REDUCTION IN FORCE AND RECALL

A.	Should it become necessary to lay off employees, the Company shall advise the Union of such layoff at least seventy-two (72) hours in advance. It is understood that this provision shall not apply if the layoff is caused by emergencies or by conditions beyond the Company’s control.

B.	It is understood the Company shall have the right to retain sufficient numbers of qualified personnel and in such event may assign personnel to particular shifts where required, temporarily, for training, not to exceed 240 hours after assuming the job.

C.	Reductions-in-force and recalls shall be on the basis of plant seniority as outlined below:

1. If a layoff is for twenty-one (21) days or less, the employee can take a voluntary layoff with recall rights or bump to any job for which he/she is qualified; however, if no junior employee is available to bump, the employee cannot take a voluntary layoff.

2. Employees who took a voluntary layoff for recall or were laid off, and the reduction in force exceeds twenty-one (21) days, the employee shall be recalled and exercise his/her bump rights as outlined in paragraph (7) below.

3. Employees who choose to take a layoff rather than bump to another job can only be recalled to the job the employee was working at the time of the layoff. The different classifications in production constitute usual jobs as referred to in Article 7, Section C.5. Shift assignments are not recognized in considering usual job. In maintenance, the classifications, as listed in Appendix “A” Maintenance, are the basis for determining usual job, with no consideration given to area of assignment.

4. When the number of shifts in a particular job are being reduced, the senior employee(s) will have the option to bump or remain on the job.

5. The employee’s “usual job” is the only job for which the employee can be recalled and only a job different from the employee’s present “usual job,” by the same definition as is used for recall, can be used as a basis for refusing to bump. For example, a control operator on “A” shift could not refuse to bump a control operator on “C” shift. The same operator could not refuse recall to any control operator job, regardless of shift.

6. An employee who has taken a voluntary layoff shall have the option to be recalled, to an entry level vacancy, if the employee’s usual job has not reopened within a period of six (6) months from the date the layoff began. The employee must be qualified for the work and pass a physical examination to be eligible to return. If the employee’s usual job has not reopened for a period of twelve (12) months from the date that employee was placed on layoff, the employee shall have option to bump the lowest seniority employee who is in a job for which the employee on layoff was previously qualified, and assume that employee’s job. To be eligible to bump to this job, the employee must pass a physical examination. If the employee elects not to return after twelve (12) months, the seniority of this employee shall be considered broken, all rights forfeited and there shall be no obligation to rehire the employee, consistent with Article 5 of this agreement.

7. If a layoff is for twenty-one (21) days or more, the employee can either take a voluntary layoff with recall rights in accordance with (1) above, or bump to a job for which he/she is qualified or he/she may bump a junior employee and receive a twenty (20) -work-day qualification period or 84 hours if previously qualified in the job. To receive the twenty (20) day qualification period the employee must demonstrate within the first three (3) work days the ability to learn this job within the twenty (20) day qualification period. The employee will only be expected to qualify on the job that he/she bumps to in the twenty (20) work day qualification period. Such training will be provided on the day shift when practical. If the employee does not demonstrate the ability within three (3) work days or fails to qualify within twenty (20) days, he/she shall be disqualified and laid off and the incumbent employee shall remain in the job.

8. During the qualification period, the bumping employee shall receive the rate for the last job on which the employee was qualified.

9. It is understood that in Maintenance, if the bumped employee is a Maintenance Level 4, the bumping employee must have the mechanical skills of the employee he/she bumped after the qualification period.

10. In accordance with paragraph (7), in a given layoff, if a senior employee is laid off without an opportunity to bump and a junior employee is left in the plant at the end of the bump/qualification period, the senior employee will be recalled with bump rights.

11. When a layoff is to occur, employees in each department will exhaust all bumps based upon seniority consistent with this Agreement within the department first. After those intra-department bumps occur, a more senior production employee may displace the least senior maintenance employee using plant seniority and will enter the maintenance department as a Mechanic First Year Trainee. A more senior maintenance employee may displace the least senior production employee using plant seniority, but only if he meets the requirements of Section C.7. of this Article.

12. No bumping between Departments shall be allowed, except for the provision of Article 7.11

ARTICLE 8

SCHEDULE CHANGE

The Company shall give an employee thirty-six (36) hours notice of change in the regular work schedule (this notice shall be posted by 2:00 p.m. on the first day of the thirty-six (36) hours notice), and sixteen (16) hours’ notice of return to the employee’s regular work schedule, except where rescheduling is required due to lack of raw materials, labor difficulty, acts of God, or any other occurrence beyond the Company’s control. If the Company fails to give such notice, except where excused in the preceding sentence, the Company shall pay one and one- half (1-1/2) times the affected employee’s regular straight-time rate for hours worked on the first day after such change in schedule. If there are any changes in present work schedules for non-shift workers, assignments will be made on the basis of seniority, where practical. The foregoing in no way precludes the Company from making changes in the work schedules according to operational and maintenance needs.

ARTICLE 9

HOURS OF WORK

A. The established workweek begins at 5:00 a.m. on Monday and ends at 5:00 a.m on the following Monday. For the purpose of computing overtime, the normal workweek shall be forty (40) hours and the normal workday shall be eight (8) hours. This is not to be considered a guarantee of eight (8) hours a day or forty (40) hours a week.

B. Under the present operating requirements, the normal schedule for eight (8) hour shift workers shall be organized into three (3) consecutive eight (8) hour shifts as follows:

First shift 5:00 a.m. to 1:00 p.m.

Second shift 1:00 p.m. to 9:00 p.m.

Third shift 9:00 p.m. to 5:00 a.m.

Shift relief cannot occur more than thirty (30) minutes before regular shift change. (This particular provision will not be used for the purpose of discipline under the attendance policy.)

Under the present operating requirements the normal schedule for maintenance workers shall be:

7:00 a.m. to 11:00 a.m.

11:30 a.m. to 3:30 p.m.

When an employee is instructed or scheduled to report for work and so reports and reports on time, the employee shall be guaranteed four (4) hours of work if he/she is put to work, and if no work is available for them to perform, the employee shall receive pay for four (4) hours’ work at their regular hourly rate of pay, except in case of fire, flood, power breakdown, or other conditions beyond the control of Management. At the Company’s discretion, an employee instructed or scheduled to report for work may be assigned to any work available which the employee is capable of performing in lieu of their being released if there is no work for them to do in their usual occupation.

ARTICLE 10

OVERTIME

A. The basic work day shall be eight (8) hours. The basic work week shall be forty (40) hours. Overtime shall be paid at the rate of one and one-half (1-1/2) times the regular rate of pay for all hours worked in excess of forty (40) hours per week, or in excess of eight (8) hours in a twenty-four (24) hour period beginning at the start of the employee’s regular scheduled shift, except that this provision shall not apply in the case of a regularly scheduled shift change. Overtime payment shall be made on the basis of either daily or weekly overtime, whichever results in the greater pay, but there shall be no pyramiding or duplication of daily and weekly overtime.

B Any employee who is called out to perform work outside their scheduled working hours shall be paid for all time worked pursuant to such call-out, at one and one-half (1-1/2) times his regular rate of pay and will be guaranteed a minimum of four (4) hours’ work. An employee on call-out shall not be required to do work other than the job or jobs they were called out to perform unless there is additional emergency work that occurs. The employee will be paid time and one- half (1-1/2) for the actual hours worked on this additional work. To be eligible for call-out, an employee must have a working contact phone number, and notify their foreman of any changes in their contact number. The Company has no obligation to call an employee at any number other than the contact number provided for call-outs, changing of working schedule, or for any other reason.

C. When an employee moves from one overtime group to another, the number of their overtime hours will be adjusted up or down to equal the average of the new group. Previously qualified employees will also retain eligibility for overtime in previously qualified groups for one (1) year. Employee will receive the higher rate of pay of the two jobs when filling the overtime in another area.

D. Premium pay provided for herein shall not be pyramided on premium pay payable under any other article or section of this Agreement.

E. All overtime hours refused will be charged or added to an individual’s overtime hours on the basis of twice (2) the number of hours actually paid to the employee who accepted the work. If charged overtime on a double-time shift is worked, only the overtime paid will be charged.

F. It is considered inappropriate in the scheduling of employees to hold over more than eight (8) hours after any regular eight- hour shift, or to plan work where employees must be scheduled more than twelve (12) hours per day, or holdover more than 4 hours on a 12 hour shift. Every effort should be made to anticipate relief requirements of employees in advance of the time required.

G. If an employee believes he or she has been bypassed for overtime, at the employee’s or union’s request, the employee or union and his or her supervisor will examine the overtime records and if they agree that a bypass occurred, the employee will be paid for the error. The supposed error must be reported by the employee to his supervisor not later than the second working day after the overtime was assigned. (This applies to maintenance only).

H. All temporary vacancies will be offered to the qualified operator lowest in overtime hours in that area. It is the Work Group’s responsibility to fill the vacancies. Employees who are on duty who refuse to accept holdover overtime assignments to vacancies shall be subject to disciplinary action. Such assignments shall be deemed as mandatory. The Company shall have the right to implement a pager policy or a disciplinary policy to assure that it will have the services of its qualified employees to perform the necessary work.

I. All overtime will be reduced to zero at the end of each calendar year period.

J. OVERTIME COVERAGE PROCEDURE. Overtime hours shall be shared equally by all employees in the maintenance department, as far as practical for the efficient operation of the plant, or on the following basis:

1.	Maintenance

a. All Maintenance overtime shall be posted by department . This time, hours paid for straight-time basis, and two (2) times hours paid but turned down, will be posted by the Company. It shall be the responsibility of the Company to keep this time accurate daily.

b. Holdovers. Holdover overtime will be offered to employees who are already working on the job according to the following procedure:

The personnel already working on the job will be offered the work first.

In the event the assignment involves work in process, and continuity of the work is required, Company may assign the employees already working the job. If additional personnel are needed, the work will be offered to the maintenance employee with lowest overtime hours who are not working the job at the time the overtime occurs.

If the job has not been started, the employees lowest on the overtime list will be offered the work. All holdovers should be notified as early as possible before quitting time.

In the event sufficient volunteers are not obtained, employees may then be mandatory assigned.

Holdover requirements will start to be filled as well in advance of 2:00 p.m. as practicable. If by 2.00 p.m. the required hold-over personnel have not been obtained, the Company will notify the junior qualified employee that they may be required to stay over. The Company will continue to try to obtain the personnel requirements through the established overtime procedure until 2:30 p.m. At this time, personnel requirements not already fulfilled will be obtained by assigning the junior qualified employee in the maintenance department to stay over.

c. Call-outs. On call-outs the Company will first call the qualified ML3 or higher who has been charged the lowest number of overtime hours worked. All succeeding personnel required for the job shall be obtained as in the preceding paragraphs. No answer on a callout will be considered a refusal of overtime.

d. Planned Overtime. Planned overtime will be filled beginning with the lowest qualified ML3 or higher and continuing as above until all personnel in the group have been assigned. When additional personnel are required, the work will be offered to the maintenance employee(s) with lowest overtime hours.

When out-of-classification work in the Automotive Shop must be offered to mechanics, and it is known by 2:00 p.m. the day before the work is assigned, the Company agrees to offer the work to the junior qualified employee(s) at the time the work is offered. There may be some instances when special skills are involved and would preclude following this procedure. Such cases will be discussed with appropriate Union Officials. It is understood and agreed that this arrangement will not be extended to other jobs or work assignments.

e. Scheduled Shutdowns. Work performed on straight days, or on around-the-clock shifts will be filled from the overtime list. .

f. Prior to major scheduled turn-around, the Company will advise the Union of work arrangements.

2.	Production Department.

The following overtime procedure is to be used by each area work group in the Production Department:

a. If a section in a department is not in operation, then the operators from that section may be moved, if qualified, to fill vacancies or to perform other duties.

b. The overtime in each production area will be grouped into the usual job classification that the employee normally works. All temporary vacancies will be filled by the usual job classification that the overtime occurs. If the vacancies cannot be filled in this manner, they will be offered to the qualified operator lowest in overtime hours in that area. It is the work group on duty’s responsibility to fill the vacancies. If the vacancies cannot be filled in this manner, and the employees who are on duty refuse to accept holdover overtime assignments, they shall be subject to disciplinary action. Such assignments shall be deemed mandatory.

c. If an operator informs the plant at least three (3) hours before his scheduled shift begins, any overtime worked as result of this absence will be offered first to the qualified employee lowest in overtime in the classification. In the event of an unscheduled absence before shift change, the employee who is presently staffing the job (except when employee is in training, regardless of their classification will be required to continue working until properly relieved or may accept the overtime opportunity. If an operator does not inform the plant of their absence at least three (3) hours before their shift change, then the employee who is presently staffing the job (except when the employee is in training), regardless of their classification, will be given the choice of the overtime.

d. If the operator contacted desires the full eight (8) hours, he/she may work the entire shift. If the operator wishes to work only one-half (1/2) of the shift, he/she will be required to remain on duty until properly relieved by another qualified operator who can be obtained. Operators who are contacted may be mandatory assigned to perform the overtime work if other volunteers cannot be reached. If any operator is contacted and declines the overtime, then he will be charged twice (2) the number of hours actually paid to the employee who accepted the work.

e. If it appears that vacancy will be for an extended period, the operators in that classification may be pre-scheduled to work the overtime.

f. When a temporary job is posted in operation, the employee who gets the job will share overtime in that area.

g. It is the Work Group on Duty’s responsibility to post daily overtime hours on the overtime board. This time, hours paid on a straight-time basis, and two (2) times hours paid but turned down will be posted daily in each area, unless there are unusual circumstances which make a delay in posting necessary.

h. It is realized that the Work Group is responsible for filling a shift. In every case, operators are required to fill the job while the Work Group proceeds to fill vacancies by means of this procedure.

i. It is understood that employees may swap a shift or part of a shift by mutual consent; however, it is further understood that shift swapping will not trigger an obligation to pay any overtime premium pay.

In the event, overtime distribution and/or call-out procedures do not provide the Company with sufficient qualified personnel to perform the overtime work, the Company shall have the right to assign qualified personnel. Failure to work such mandatory overtime shall constitute just cause for disciplinary action.

ARTICLE 11

12-HOUR SHIFT AGREEMENT

Some employment conditions which apply to employees who work on 12-hour continuous shift operations may be different than those described in various Articles of this Agreement. A special Letter of Agreement concerning 12-hour shift employees is attached as APPENDIX “B” to this Agreement.

ARTICLE 12

ABSENCES

A. Employees will give his/her foreman or designee notice no less than twenty-four (24) hours in advance for all absences from work for personal reasons except in cases of personal illness, illness or death in the employee’s immediate family, or other emergency making such advance notice impossible. In case of such emergency, the employee will provide the Company as much advance notice as possible.

B. An employee absent for two (2) days or more shall not be permitted to return to work unless they notify the Company at least four (4) hours prior to the start of their shift that he/she is returning to work. This notification shall not serve to excuse unexcused absences. The Company shall have the right to require an employee to submit a medical certificate justifying his absence.

C. When an employee is absent for thirty (30) or more consecutive calendar days for any reason, including layoff, the number of their overtime hours will be increased by the number of hours the average of their work group has increased during their absence.

D. When an employee is absent from their assigned schedule for a definite period of time (eight hours, one day, one week, etc.) their name will not be called for overtime work to be performed during their time off.

E. When an employee is absent from their assigned schedule for an indefinite time, their name will be removed from the overtime list until the employee calls in to report that they are available for work.

ARTICLE 13

WAGES

A. The hourly wage rates shall be as shown in APPENDIX “A” attached hereto and made a part of this Agreement.

B. The Company shall advise the Union of the proposed basic hourly rate for any new work established after the date of this Agreement. Upon request of the Local Union representatives, the Company will negotiate with them concerning such rate, provided that the Union so requests within thirty (30) days from the establishment of such rate. If agreement is not reached on the new rate, the matter will be appealed to the fourth (4th) step of the Grievance Procedure.

C. When an employee is temporarily assigned to a job paying a lower rate of pay, he/she shall be paid his regular hourly rate.

D. When an employee is temporarily assigned to a higher rated job for a purpose other than that of training or instruction, he/she shall receive the rate for the job to which he/she is so assigned for all hours worked on such higher rated job.

E. An employee who actually works for four (4) hours or more on seven (7) consecutive days in the regularly established work week shall receive double (2) their regular straight-time hourly rate for all hours worked on the seventh (7th) consecutive day.

F. A maximum of ten (10) employee members who have been trained and certified to perform Hazardous Material Emergency Response shall receive twenty-five ($.25) cents per hour, (maximum 40 hours per week) while so assigned.

G. An employee required to work on his/her normal scheduled day or days of rest or on hours outside of his/her normal work schedule will be paid at one and one-half (1-1/2) times their regular hourly rate, provided that they shall not be entitled to premium pay for such day or days in any week in which he/she has been absent without a satisfactory excuse on one or more scheduled workdays.

H. Premium pay provided for, herein, shall not be pyramided on premium pay payable under any other articles of this Agreement.

ARTICLE 14

SHIFT DIFFERENTIAL

A. Employees who are scheduled on multiple shift operations shall be paid a shift differential of fifty cents ($0.50) per hour for all time worked during the hours of 1:00 p.m. to 9:00 p.m. shift. Employees shall be paid a shift differential of seventy cents ($0.70) per hour for all time worked during the hours of 9:00 p.m. to 5:00 a.m. shift.

B. The shift differential is not paid to employees scheduled on regular, single-day shift operations who may work overtime into another shift; however, such employees will be paid shift differential for scheduled hours worked during the times listed in paragraph A above. All employees not scheduled on regular, single-day shift operations are considered to be on scheduled multiple-shift operations.

ARTICLE 15

VACATIONS

A. All regular employees of the Company shall be granted a vacation of one (1) week after one (1) year of continuous active service, two (2) weeks after three (3) years of continuous active service, three (3) weeks after five years of continuous service, and four (4) weeks after twelve (12) years of continuous active service. It is understood an employee shall receive his/her next level of vacation effective January 1st of the year his/her hire date for service is due. However, an employee who is separated for any reason before his/her service anniversary date must repay the Company for all vacation time taken/paid but not earned.

B. Employees who have one (1) or more years of continuous service as of January 1st (except for new employees provided for below) will be granted vacations during the calendar year January 1st to December 31st, provided that they have worked a minimum of one thousand (1,000) continuous active hours during the preceding calendar year. The following hours will be counted in determining whether or not employees have worked a minimum of one thousand (1,000) continuous active hours during the preceding calendar year:

1. Hours actually worked;

2. Holidays paid for but not worked;

3. Forty (40) hours for each week of paid vacation;

4. All hours lost due to compensable, job-related injuries, maximum 800 consecutive hours lost in the first calendar year of such injury; and

5. All hours lost by Union officials for Local Union business pertaining to Cherokee Nitrogen as approved by the Plant Manager.

C. A new employee shall become eligible for his/her first vacation with pay upon his/her first anniversary date, provided that he/she has worked a minimum of one thousand (1,000) continuous active hours during his/her first anniversary year, counting as hours worked those set forth in paragraph B above. An employee will qualify for his/her second vacation to be taken not earlier than January 1st following his/her first anniversary date, by fulfilling the contractual requirements set forth in paragraph B above, provided that the second vacation cannot be taken earlier than six (6) months after the employee’s completion of his/her first vacation.

D. Pay for each week of vacation to which an employee is entitled shall be computed on the basis of forty (40) hours at the particular employee’s regular straight-time rate of pay.

E. Vacations will be granted only during the year in which they are due, and they may not be carried over or taken advantage of during subsequent years.

F. Allocation of the individual’s time for taking the vacation during the vacation season from January 1st to December 31st shall be subject to the approval of the Company in order to ensure orderly efficient operation of the plant. Vacation scheduling shall be from January 1st until March 1st.

G. In the event of termination of service due to death, provided that at the time of death of such employee he/she had become eligible to receive a vacation that had not been granted, payment in the amount equal to that which would have been paid to the employee for such vacation shall be made to the beneficiary of the group insurance carried by the employee. Also, if the employee had worked one thousand (1,000) hours in the present year, the same beneficiary will receive payment for the vacation the deceased employee would have been eligible for if he/she had been on the payroll during the following year. This payment of the following year’s vacation will be made during January of the following year.

H. Vacation pay for any employee entitled to a vacation, will, upon request to management, be paid to the employee. Requests must be on time cards two weeks prior to vacation.

I. Employees entitled to a vacation will not be allowed to take money in lieu thereof except that the Company may, with the employee’s consent, pay him/her vacation pay in lieu of time off for vacation for any weeks of vacation due him/her in excess of one (1) week in any eligibility vacation period. It is understood that the preceding in no way diminishes the Company’s right to schedule a vacation shutdown.

J. If an employee takes his/her vacation during a week in which a holiday occurs, the amount of his/her vacation pay shall be increased by the amount of eight (8) hours’ pay at his/her basic hourly rate, in order to compensate for the holiday pay to which he/she would have been entitled had they not been on vacation. If a holiday falls during an employee’s vacation, it may be mutually agreed to that he/she may receive an additional day off.

K. Employees joining the Armed Forces of the United States shall receive their previously earned vacation pay provided they have fulfilled all of the contractual requirements for a vacation.

L. Vacations will be granted only for continuous periods starting on Monday and ending on Sunday, except by an employee’s choice, he may take two (2) weeks one (1) day at a time, two (2) days per vacation year two (2) hours at a time, or as he/she so desires, with approval from the Foreman or designee and at least a twenty-four (24) hour notice.

M. Employees who have become eligible to receive a vacation under the provisions set forth in this Agreement and who thereafter leave the service of the Company shall, upon request, be entitled to receive vacation pay in lieu of the vacation they otherwise would have been eligible to receive.

N. Deductions from vacation pay will be consistent with the earning period. For example, if an employee received two (2) or more weeks of vacation pay, one or more checks may be issued but the deductions will be calculated as if a separate check was issued for each week.

O. In the calendar year in which an employee terminates due to retirement, the employee will receive what would have been the Employee’s subsequent year’s vacation on a pro-rata basis. For every full calendar month the employee works on an active basis, the employee will receive 1/12 of the following year’s vacation.

ARTICLE 16

HOLIDAYS

A. The following shall be considered as holidays:

1. New Year’s Day (January 1st)

2. Good Friday (Last Friday Preceding Easter)

3. Memorial Day (Last Monday in May)

4. Fourth of July

5. Labor Day (First Monday in September)

6. Thanksgiving Day (Fourth Thursday in November)

7. Thanksgiving Friday (Fourth Friday in November)

8. December 24th

9. Christmas Day (December 25th)

B. The term “holiday” is defined to mean the twenty-four (24) hour period between 5:01 a.m. and 5:00 a.m. of the holiday. When a holiday falls on Saturday, the preceding Friday shall be considered as the holiday, except when Friday is a holiday also, then the preceding Thursday shall be considered as the holiday. When a holiday falls on Sunday, the following Monday shall be considered as the holiday, except when Monday is a holiday also, in which case the following Tuesday shall be considered as the holiday. Shift workers shall be paid for holidays on the day the holiday falls.

C. One and one-half (1-1/2) times the regular hourly wage rate will be paid for all work performed on the holidays listed in paragraph A above, in addition to such holiday pay as the employee may be entitled to under the provisions of paragraph D below.

D. All regular full-time employees on the payroll shall receive holiday pay for eight (8) hours at their basic hourly rate for each of the holidays set forth in paragraph A above, provided that they report to work and work the hours as scheduled on the last scheduled work day preceding and the first scheduled work day following the holiday. In the event that a holiday occurs during the initial calendar week in which an employee becomes laid off, or during the calendar week in which an employee is recalled from layoff status, the employee will be entitled to receive holiday pay if he/she is otherwise eligible.

E. If an employee fails to report or fails to work the hours as scheduled on the holiday, or fails to work the hours as scheduled on the last scheduled work day preceding and the first scheduled work day following the holiday, he/she will not receive holiday pay as provided for herein.

F. If a regular employee is excused from work for all or any part of his/her last scheduled work day preceding, or for all or any part of his/her work day following a holiday, or both, he/she shall be regarded as having worked on such day or days (for the purpose of qualifying for holiday pay), and they shall be eligible to receive holiday pay if they otherwise qualified for holiday pay under the terms of this Agreement, provided that the Company shall excuse absences on such days on the same basis and for the same reasons as would apply on any other day during the year. Employees not excused under the foregoing circumstances will not qualify for holiday pay. Employees reporting off will not automatically constitute an excused absence. Employees on short-term disability, or long-term disability, or workers compensation will qualify for holiday pay not to exceed six months (6). Eligibility begins the first full workday away from work.

G. There shall be no pyramiding of daily, weekly and holiday overtime.

ARTICLE 17

FUNERAL LEAVE PAY

A. In the case of the death of a member of the immediate family of a regular employee, the employer will, when requested in advance, grant a maximum of three (3) days (twenty-four hours or thirty-six hours for shift workers) paid leave of absence, and in no case will the paid leave of absence extend beyond the day immediately following the day of the funeral.

B. The term “immediate family” as used herein is defined as consisting of the following members of the employee’s family only: mother, father, spouse, children, brother, sister, mother-in-law, father-in-law, son-in-law, daughter-in law, stepfather, stepmother, stepson, stepdaughter, grandparents, grandchildren, brother-in-law, sister-in-law, and spouse’s grandparents.

C. When a death occurs to any such member of an employee’s family, the employee shall notify his/her Foreman or designee for such paid leave. Such paid leave will not be granted in instances when the employee otherwise eligible does not attend the funeral. The employee absent on a paid funeral leave shall not be eligible for any overtime which is scheduled during the period of such employee’s leave. If a holiday falls during the paid leave of absence, the employee will not receive both holiday pay and paid leave of absence.

D. The employee will not be entitled to funeral leave pay for any day falling within the three (3) day leave of absence which is not a scheduled work day for the employee or when the employee is on vacation.

E. The rate of pay shall be the regular hourly rate of the employee and for regular scheduled work.

ARTICLE 18

JURY DUTY

A. All regular full-time employees (not including casual or part-time employees) who have been in the continuous service of the Company for six (6) months or more, shall be paid wages amounting to the difference between the amount paid to them for jury service and the amount they would have earned at their basic hourly rate had they worked on such days with their regular work group.

B. No difference shall be paid if the employee received a greater amount for jury service than he/she would have earned working in his/her work group at the basic hourly rate.

C. Employees who are absent due to layoff, vacation, sickness or injury, or other leaves of absence shall not be entitled to receive difference payments under this article during such periods of absence.

D. No difference payments for jury service shall be paid in the case of an employee who is absent on the last scheduled work day prior to starting jury service.

E. No difference payments for jury service shall be paid to employees who fail to report to work and work the hours on any scheduled work day on which their service was not required in court

F. In order to receive difference payments as above provided, each such employee must furnish to the Company a certificate of service duly signed by the Clerk of the Court.

G. Employees scheduled to work after 10 PM for eight (8) hours on days of required jury duty will be excused from work for this time period and will receive the difference between the amount paid to them for jury service and the amount they would have earned at their basic hourly rate had they worked on such days.

H. Employees that have received a subpoena or summons from a court of law shall be excused without pay and he/she shall present a certificate to his/her Foreman or designee with as much notice as possible.

ARTICLE 19

PAYDAY

The parties agree to the present payday which is every other Thursday at 3:30 p.m. to 5:45 p.m. and Friday at 6:00 a.m. Employees whose scheduled shift ends at 2:00 PM will be permitted to get their checks at 2:00 PM. For all employees hired after November 11, 2013, paychecks will be by direct deposit.

ARTICLE 20

MEAL ALLOWANCE PROVISIONS

A Whenever an employee is required to work overtime, six dollars ($6.00) meal money or a meal will be provided at the end of two (2) hours’ work and each four (4) hours thereafter, provided that said employee has completed an eight (8)-hour shift immediately preceding such overtime assignment.

B. The Company will not furnish a lunch for an employee called in to work a regular eight (8) hour shift for anyone who is sick or absent provided that more than two (2) hours’ notice is given. If less than two hours’ notice is given, the Company will provide a meal.

C. If an employee is called out on an emergency basis, he/she will be furnished a meal after completing four (4) hours’ work and each four (4) hours thereafter as long as he/she is required to stay on the job.

D. Whenever maintenance work is scheduled on a twelve (12) hour relief basis, that is, one crew relieving another each twelve hours, the Company will provide the second meal and allow both meals to be eaten on Company time. It is mutually understood that these meal periods will be held as short as possible in order to keep the work going.

E. Whenever maintenance work is scheduled on an extended day or holdover basis and one crew does not relieve another, the first meal period will be for thirty (30) minutes and shall be on the employee’s own time. The Company will furnish additional meals as required, and these will be on Company time.

F. A non-shift worker required to work any part of his/her meal period shall receive pay for his/her entire meal period unless he/she is given a full-length lunch period later in the shift at the employee’s option.

G. Production employees working 8-hour shifts will eat their lunch on Company time at such hours as their duties permit.

ARTICLE 21

WORKERS COMMITTEE

A. There shall be an employee Workers Committee comprised of the Local Union President, Vice-President, Recording Secretary and not more than two (2) other Committee persons. The Union shall certify to the Company from time to time the names of the Workers Committee persons who shall be employees of the Company, and the Company shall not recognize any committee person until his / her name has been so certified. The Workers Committee as a committee, shall negotiate and settle grievances in Steps 3 and 4 of the Grievance Procedure.

B. Time spent by employees in the investigation and settlement of grievances shall be on the employee’s own time.

C. During contract negotiations the number of committee members may be increased to six (6) active employees.

ARTICLE 22

GRIEVANCE PROCEDURE

Should any difference arise between the Company and the Union, or between the Company and employees, or between employees of the Company, or should trouble of any kind arise in the plant, there shall be no strike, stoppage, slowdown, suspension of work or boycott on the part of the Union or its members or the employees, or lockout on the part of the Company on account of such dispute.

First Step

The employee shall first take his grievance up with his foreman, and, only if the aggrieved employee requests, a committeeman shall be given an opportunity to be present.

If the grievance is not settled, it shall, within five (5) working days thereafter, be reduced to writing on a form provided by the Union, signed by the employee, and presented to the foreman, who shall, within five (5) working days after receipt thereof, give his written answer to the grievance.

No grievance will be considered unless it has been submitted to his foreman within five (5) working days from the date the employee knew or should have known of the occurrence giving rise to the dispute.

Second Step

The grievance shall be considered settled unless within five (5) working days after receipt of the foreman’s written answer, a Union committeeman notifies the Area Superintendent that he desires additional processing of the grievance. Management will arrange a meeting with the grievant and one committeeman. Such meeting will be held no later than ten (10) working days after receipt of the Union’s appeal.

The Area Superintendent or his designated representative shall provide a written answer to the grievance within ten (10) working days after the close of the Second Step meeting.

Third Step

In the event the Union is not satisfied with management’s Second Step answer, an officer of the Union, may, within five (5) working days after receiving the Second Step answer, notify the Plant Manager and/or his designated representative, in writing, that he wishes to submit the matter for further consideration. At the same time, the Union shall provide a written statement of the contractual reasons the Company’s Second Step answer was not accepted. The Plant Manager, and/or his designated representative will discuss the matter with the Workmen’s Committee and, if the Union requests, an International Union Representative or the President of Local 417 G, at a time to be mutually agreed upon. The Plant Manager and/or his designated representative shall provide a written answer to the grievance within ten (10) working days after the close of the discussions.

Fourth Step

If the answer of the Plant Manager, or his designated representative, does not settle the grievance, the International Representative of the Union may request that the grievance be submitted to an impartial arbitrator, providing the grievance is one which does not involve matters in which arbitration is specifically prohibited, under the terms of Article II of this Agreement. The Union must then notify the Plant Manager of that fact, in writing, within thirty (30) days after the date the Third Step answer was rendered.

The International Union Representative and the Company shall make written application to the Federal Mediation and Conciliation Service requesting a nine (9) member panel from which the parties shall select an arbitrator. The parties shall alternately strike eight (8) names, one at a time. The remaining panelist shall serve as arbitrator. It is understood that, starting with the first arbitration case, following the date of execution of this Agreement, the Union shall strike the first name. Thereafter the determination of which party strikes first will be made by the toss of a coin. Both the Company and the Union shall have the right to reject one entire panel submitted by the Federal Mediation and Conciliation Service.

When the arbitrator has been selected, he shall meet for the consideration of the grievance as soon thereafter as is practical. Any such meeting of an arbitrator shall be held in a location the parties unanimously decide upon.

Any such arbitrator shall decide only the grievance submitted to him, upon testimony presented to him, by the Union and the Company, and shall render his decision in writing.

The jurisdiction of the arbitrator shall be limited to a grievance involving the interpretation or application of the specific provisions of this Agreement.

Except as otherwise specifically provided in this Agreement, the arbitrator shall have no power to change the wages, hours, or conditions of employment set forth in this Agreement; he shall have no power to add to, subtract from, or modify any of the terms of this Agreement; he shall deal only with the grievance which occasioned his appointment. He will require that the Union has the burden of establishing its position on behalf of the employee, except in discipline or discharge cases, where the burden will be on management.

The parties hereto shall fully comply with the award or decision made by any such arbitrator, and the decision of the arbitrator will be final and binding on both parties. The fee and expenses of the impartial arbitrator shall be borne equally by both parties. The expense of witnesses for either side shall be paid by the party requesting the witness. The total cost of the stenographic record which may be made and all transcripts thereof shall be paid for by the party ordering the same. If a stenographic record is made by either party, the other party shall receive a copy thereof only if the other party states at the outset of the hearing that he is requesting a copy of such stenographic record and agrees to pay one-half (1/2) of the cost thereof.

No provision of Article VIII or any other Article of this Agreement shall deprive any employee covered by the terms of this Agreement of any right to which it may be entitled under Section 9(A) of the Labor Management Relations Act of 1947, or any other statute of the United States.

In cases involving verbal or written reprimands, a grievance may be filed and processed through Step Three, but may not be submitted to arbitration. The Union has authority to process, abandon, or settle grievances on behalf of employees. The arbitrator may herein determine only one grievance at a time without the express agreement of the Company and the Union.

The grievance and arbitration provisions provided for herein, in addition to any other right or obligation under the Agreement, are limited to grievances and claims arising and actually filed in writing during the term of this Agreement. The parties recognize the principle that the Company’s action governs until and unless modified by an arbitration award which is in conformity with the provisions of this Agreement, and that the Union may not, and will not, apply to any court for interim relief of any kind pending such an arbitrator’s award.

In any case involving discharge or a disciplinary suspension, a grievance may be filed in Step Three, but the grievance must be submitted no later than three (3) working days following notice of the action, or the action becomes final.

In cases involving written discipline up to and including discharge, a copy of the action notice will be given to the employee involved and a copy furnished to the on-site committeeman.

The parties agree to follow each of the foregoing steps in the processing of a grievance and, if in any step the Union fails to proceed within the time limits therein set forth, the grievance shall be considered settled, based on the Company’s answer in the last step through which it was processed. The parties further agree that if in any step the Company’s representative fails to give his written answer within the time limit set forth, the Union may advance the grievance to the next step at the expiration of the time limits. All time limitations set forth herein shall be exclusive of Saturdays, Sundays, and holidays. Time limits set forth in Step Four may be extended in writing only by mutual agreement between the International Representative and the Plant Manager.

ARTICLE 23

LEAVE OF ABSENCE

A. The Company will grant leave of absence, without pay, not to exceed one (1) year to one (1) employee who is elected or appointed to a full-time position with the Union, upon ten (10) days’ written request. Upon ten (10) days’ notice of his /her desire to return to work for the Company, given not later than one (1) week after he/she ceases to occupy such full-time position or after the termination of this Agreement, whichever is earlier, he/she shall be returned to the Company’s employment in line with his/her original seniority rights unimpaired. The Union shall notify the Company promptly when an employee of the Company on leave of absence under this paragraph B ceases to occupy such full-time position. A leave of absence granted under this paragraph B shall become void and the employee’s seniority rights shall be forfeited if such employee accepts other employment or engages in other work.

B. The Company may within its sole discretion grant a leave of absence, without pay, not to exceed thirty (30) days in any one year, for personal reasons, without loss of seniority.

C. Requests for leaves of absence must be in writing no less than fourteen (14) working days in advance of to the start of the absence. Leaves of absence will not be granted for the purpose of allowing an employee to take another position temporarily, try out new work, or venture into business for himself.

D. A medical leave provided due to workers’ compensation illness or injury will not be considered leave time offset against the annual amount required by the Family and Medical Leave Act (FMLA) as long as the injury or illness would otherwise be covered by the FMLA.

ARTICLE 24

MILITARY SERVICE

A. Except as otherwise provided by law, an employee who is inducted into (or joins voluntarily during a national emergency) the armed services of the United States shall be granted a leave of absence during the period of such service, during which period his/her seniority shall accumulate, provided, however, that if he/she voluntarily re-enlists for an additional period, he/she shall not accumulate seniority during such additional period of service and shall not be entitled to the re- employment rights and privileges hereinafter set out. Upon termination of his/her military service in the first instance, the employee shall be offered re-employment in line with his/her seniority as may be available, which he/she is capable of doing, at the current rate of pay for such work, provided that he/she meets the following requirements:

1. He/she has been honorably discharged.

2. He/she is physically able to do the work.

3. He/she reports for work within ninety (90) days after the date of his/her discharge, or ninety (90) days after hospitalization continuing after discharge, for not more than one (1) year.

B. A regular employee having more than one (1) year of continuous service who is granted a leave of absence to perform summer military training under the National Armed Forces Reserves, including Army, Navy or Marine Corps Reserves or State National Guard, shall be paid for the period of such leave, not to exceed two (2) weeks in any calendar year, the difference between his/her pay while performing such training and the compensation he/she would have received at his/her regular hourly straight-time rate had he/she worked the number of straight-time hours which his/her regular crew worked during such two (2)-week Period.

C. This provision does not apply to employees who perform such training duties during periods of layoff, vacation, or during any other periods of recognized leave of absence, nor does this provision apply unless the employee works on his/her last scheduled work day prior to the leave granted and his/her first scheduled work day thereafter.

ARTICLE 25

SAFETY AND HEALTH

A. The Company will make reasonable provisions for the safety and health of the employees during their hours of employment consistent with all governmental regulations. Such protective devices and other safety equipment as may be necessary to properly protect employees from injury shall be provided by the Company without cost to the employee.

B. Adequate ventilation, drinking coolers, showers, and safety equipment such as respirators goggles, gloves, and any other safety devices as may be determined from time-to-time shall be provided by the Company without cost to the employees.

C. The Union agrees that in order to protect the employees from injury and to protect the facilities of the plant, it will cooperate to the fullest extent in seeing that the safety rules and regulations are followed and that it will lend its whole-hearted support to the safety program of the Company.

D. All active employees will be reimbursed (up to $ $150) for one (1) pair of safety boots annually. Employees may purchase the boots from any source and will be reimbursed by the Company upon providing the receipt. However, if the employee’s boots are damaged and become ineffective or unsafe due to conditions of the work environment, the employee will be eligible to receive reimbursement (up to $ $150) for a second pair that year upon demonstration to the Company.

The Company recognizes a Health and Safety Committee consisting of a reasonable number of members selected by Union and Management. This committee will be maintained for purposes of participating in the corporate safety inspections of the plant facilities and making recommendations to improve the Company safety culture and safety program. Such members of the bargaining unit who serve on the inspection team will be excused from work, with pay, on the day of the committee inspection. Recommendations of the Health and Safety Committee will not be subject to the provisions of Article 22—Grievance Procedure.

ARTICLE 26

DISCRIMINATION

Neither the Company nor the Union shall discriminate against any employee with regard to the terms and conditions of employment on the basis of race, color, creed, national origin, sex, age, disability, religion, or because of membership or non-membership in a Union.

ARTICLE 27

BULLETIN BOARDS

A. The Company will provide one bulletin board in each of the four (4) areas for the purpose of posting official Union notices restricted to the following:

1. Notices of Union recreational and social affairs;

2. Notices of Union elections;

3. Notices of Union appointments and results of Union elections; and

4. Notices of Union meetings.

B. The bulletin boards shall not be used by either party for disseminating propaganda of any kind, posting or distributing pamphlets or political matter, advertising, or for notices adversely reflecting upon the Union or the Company.

ARTICLE 28

SICKNESS BENEFITS

GROUP INSURANCE

For the plan year beginning January 1, 2014, and during the term of this Agreement, employees will be offered the opportunity to enroll in a program provided by the Company using Blue Cross/Blue Shield of Oklahoma with the terms and benefits agreed upon.

Optional Dental and Vision coverage will be offered by the Company. Dental may be elected without Vision, but Vision may not be taken without Denial. Neither Dental nor Vision may be elected separately by anyone not enrolled in the group insurance program.

The employee share of the cost of the GROUP INSURANCE BENEFITS will be 30% of the premium costs in each year of the Agreement. However, the Company is not responsible for any part of the cost of dental or vision coverage, the premium for which is fully paid by the employee.

It is agreed that in the event of legislative changes or introduction/availability of a government or health exchange option during the term of this Agreement, the then current group program may no longer be appropriate and a conversion to an alternative system may be necessary. The parties will meet to discuss the implications at such time. Otherwise, the substantive terms of the health insurance benefits offered will not be changed without Union consent during the term of the Agreement.

The Company retains the discretion and ability to modify the medical insurance plan in order to comply with the Affordable Care Act (“ACA”). Any changes in this regard will be limited to reasonable steps minimally necessary to comply with the ACA.

The plan year for purposes of calculating Plan rates for the following calendar year will be October 1 through September 30 of the previous year.

Benefits provided under the Plan are subject to the insurance carrier’s conditions, limitations and/or applicable policies.

Changes and improvements to the coverage and Plan terms may be considered. Proposed substantive changes in the program terms, levels, coverage or access to covered facilities and providers and the reasons for the proposed changes will be negotiated with the Union. No unilateral, substantive change will take place without mutual consent of the parties.

LONG TERM DISABILITY

The Company agrees to pay the cost of a basic employee long-term disability plan with a maximum benefit of 50% of the monthly pay up to $1,000.00 per month.

SHORT TERM DISABILITY

Effective with the date of this Agreement, the weekly benefit provided eligible employees under the existing plan will increase to $275.

LIFE INSURANCE

The Company agrees to pay the cost of basic life insurance equal to one (1) times an employee’s annual income, maximum of $50.000.00.

MEDICAL EVIDENCE AND RETURN TO WORK. The employee’s disability and its continuation must be affirmed by acceptable medical evidence showing the result of examinations made at appropriate intervals throughout the period of absence, such intervals to depend upon the nature of the disability. The Company will provide a form on which such statements may be submitted by the employee’s doctor.

If a disagreement arises between the Company’s doctor and the employee’s doctor as to the employee’s ability to return to work, the Company’s doctor and the employee’s doctor shall agree upon a third doctor who shall make a determination as to the employee’s physical ability to work and the decision of such third doctor shall be final and binding. Any fee or expenses of such third doctor shall be divided equally between the Company and the employee involved.

RETURN TO WORK PROGRAM. For employees who have suffered work related illnesses/injuries, the company will continue its practice, when possible, of providing modified duties in an effort to help employees in the transition from non-ability to work, to full capacity work. The company also reserves the right to limit the number of employees in this program. In such case, seniority and qualifications will prevail. When applicable, the Company will use occupational function capacity evaluations, developed by certified physicians and therapist, to determine an employee’s ability to return to full capacity work or modified work duty. A modified duty work arrangement is intended to be a temporary accommodation and not to exceed four (4) to eight (8) weeks; however, in the event that an employee cannot return to full capacity work after said period, the Company will consider establishing a second modified duty work arrangement, but not to exceed an additional four (4) to eight (8) week duration. An employee returning to work on a modified work duty program will be entitled to his/her normal wage rate as recorded in Appendix “A” of this Agreement. In such event there is no guarantee for overtime work; but any overtime assignments will be offered to the employee only if he/she possesses the physical and endurance requirements of the assignment.

The Company agrees to administer the Return—To—Work program on a non-discriminatory basis, and the employees at this work location agree not to abuse the opportunities provided under this program. This Return—To—Work program is not intended to adversely affect any other bargaining unit employee.

ARTICLE 29

DISCIPLINE AND DISCHARGE

In the event that an employee is discharged and the employee considers such discharge to be without just cause, such action must be appealed to the fourth step of the grievance procedure within forty-eight (48) hours of the time of such discharge, excluding Saturdays, Sundays and holidays.

Any disciplinary action administered and related documentation will remain as part of the employee’s formal personnel file. However, the following will not be used in determining the level of appropriate discipline to be administered:

Verbal warning issued active employee more than 12 months before;

Written warning issued active employee more than 24 months before;

Suspension issued active employee more than 36 months before.

Discipline will be administered not later than 21 days after completion of the Company’s investigation. If the employee so requests, the Union will be given an opportunity to participate in the discussion with the employee.

ARTICLE 30

GENERAL

A. MANAGEMENT EMPLOYEES WORKING. It is agreed that supervisors are not to perform production or maintenance work to the extent that it would deprive any worker of his/her regular job, or would result in the layoff of a regular employee, or would prevent the hiring of additional employees, if the amount of work warranted it. This, of course, does not preclude a supervisor from helping out in emergencies or from giving instructions to employees.

B. NOTIFICATION OF CURRENT HOME ADDRESS. An employee must notify his/her supervisor whenever he/she changes his/her home address.

C. CONTRACTORS. The Company may contract out work at its discretion as long as bargaining unit employees are not laid off as a result of contracting out bargaining unit work.

D. MAINTENANCE PERSONNEL ON 12 – HOUR SHIFTS. The Company may staff Maintenance on 12-hour shifts as it deems necessary. Maintenance employees with the required skills will be assigned by canvassing the maintenance employees with those skills, by seniority.

ARTICLE 31

AUTHORIZED DEDUCTION

UNION SECURITY

Membership in the Union is not compulsory by state and federal law. Employees have the right to join, not join, maintain, or drop their membership in the Union as they see fit. Neither the Union, its agents, nor any employee shall exert any pressure on, or discriminate against an employee as regards to such matters.

Union Security and Check-off. (a) Upon receipt of written authorization of any employee who is a member of the union, all in accordance with the requirements of the Labor Management Relations Act of 1947, as amended, from time to time, the Company agrees to deduct from the earnings of such employees who are members of the Union, assessments and weekly membership dues. It is agreed that the Company shall check off weekly dues and assessments, each as designated by the International Secretary-Treasurer of the Union.

Said deductions shall be made from such respective employee’s pay in the calendar month following the month in which the effective date of the employee’s membership in said Union occurs. The authorization will be on forms furnished by the Union and approved by the Company. A copy which appears in Appendix “E” of the agreement. All such initiation fees, weekly dues and assessments, that are deducted in this manner, shall be remitted by the Company to the International Secretary-Treasurer. Pittsburgh, Pennsylvania, so long as the authorization is validly in effect and not revoked by the employees.

A check for deductions shall be to the International Secretary-Treasurer, Pittsburgh, Pennsylvania each current month, together with an itemized list of all collections.

(b) The Union agrees to indemnify, hold, and save the Company harmless of, from and against all claims, demands, suits, liabilities and expenses or other forms of liability that may arise out of or by reason of action taken by the Company for the purpose of complying with any of the provisions of this Article or in reliance on any notice, authorization, or assignment furnished pursuant to said provisions.

ARTICLE 32

SAVINGS CLAUSE

If any term or provision of this Agreement is, at any time during the life of this Agreement, in conflict with any applicable valid federal or state law, such term or provision shall continue in effect only to the extent permitted by such law. If, at any time thereafter, such term or provision is no longer in conflict with any federal or state law, such term or provision, as originally embodied in this Agreement, shall be restored in full force and effect. If any term or provision of this Agreement is or becomes invalid or unenforceable, such invalidity or unenforceability shall not affect or impair any other term or provision of this Agreement.

ARTICLE 33

STRIKES AND LOCKOUTS

During the term of this Agreement, neither the Union, its officers, agents, members, nor any employee will authorize, instigate, aid, condone, participate in, or engage in a strike, work stoppage, slow-down, boycott, sympathy strike, overtime ban, or any other interruption or interference with work or any impeding of production or business of the Company regardless of whether there is a claim by the Union of a breach of this Agreement or of State or Federal law by the Company. Any employee or employees who violate the provisions of this Article may, at the sole discretion of the Company, be discharged or otherwise disciplined. If an employee is disciplined or discharged for a violation of this Article, the arbitrator’s jurisdiction is limited to a determination of whether the employee engaged in activity prohibited by this Article.

The employer specifically has a right to proceed directly to court for an injunction and any and all other legal relief for any breach of this Article.

The Company agrees that there shall be no lockout during the term of this Agreement.

ARTICLE 34

TERM

This Agreement shall be effective as of the 12th day of November, 2013 and shall remain in effect until and including 12:00 midnight on November 11, 2016 and shall continue in full force and effect from year-to-year thereafter, unless either party to this Agreement desires to change or modify the term or terms of the Agreement. The party desiring the change or modification must notify the other party to this Agreement, in writing, not less than sixty (60) days and not more than seventy-five (75) days prior to the termination date or to any subsequent anniversary date thereof.

EXECUTED AT CHEROKEE, ALABAMA THIS TWELFTH DAY OF NOVEMBER, 2013:

CHEROKEE NITROGEN COMPANY Cherokee, Alabama Plant	UNION

/s/ Don Phillips	/s/ Leo W. Gerard
/S/ Don Phillips, General Manager	/S/ Leo W. Gerard, International President

/s/ Ben VanVeckhoven	/s/ Stanley W. Johnson
/S/ Ben VanVeckhoven, Plant Manager	/S/ Stanley W. Johnson, International Secretary-Treasurer

/s/ John Nix	/s/ Thomas Conway
/S/ John Nix, Plant Controller	/S/ Thomas Conway, International Vice-President (Administration)

/s/ Fred D. Redman
/S/ Fred Redman, International Vice-President (Human Affairs)

/s/ Daniel Flippo
/S/ Daniel Flippo, District 9 Director

/s/ Mark Cochran
/S/ Mark Cochran, Staff Representative

/s/ R. Koger
/S/ R. Koger, President 417-G

/s/ Dwain Hatton
/S/ Dwain Hatton, Vice President

/s/ Eric Moran
/S/ Eric Moran, Negotiating Committee

/s/ J. Allen
/S/ J. Allen, Negotiating Committee

/s/ J. Gilliland
/S/ J. Gilliland, Negotiating Committee

/s/ C. Barnes
/S/ C. Barnes, Negotiating Committee

APPENDIX “A”

The hourly rates at the Cherokee, Alabama plant of Cherokee Nitrogen shall be as follows:

Maintenance Table

	Rates Effective November 12, 2013		Rates Effective November 12, 2014		Rates Effective November 12, 2015
Knowledge / Skill Level	Grandfathered Rates	Pay Rate	Grandfathered Rates	Pay Rate	Grandfathered Rates	Pay Rate
Maintenance Level 4	$21.87	$23.97	$22.53	$24.69	$23.32	$25.55
Maintenance Level 3		$21.60		$22.25		$23.03
Maintenance Level 2		$21.33		$21.97		$22.74
Maintenance Level 1		$20.81		$21.43		$22.18
1st Yr. Mechanic		$19.25		$19.83		$20.52
2nd Yr. Mechanic		$19.54		$20.13		$20.84
3rd Yr. Mechanic		$19.86		$20.46		$21.18
Utility Person		$19.25		$19.83		$20.52
Trainee		$14.95		$15.39		$15.93

Specialist 1 – ML4 with one (1) special skills certification will be paid $1.00 per hour more than ML4 rate of pay.

Specialist 2 – Specialist 1 with one (1) additional special skill certification will be paid $2.00 more than ML4 rate of pay.

APPENDIX “A” (continued)

Operations Table

	Rates Effective November 12, 2013		Rates Effective November 12, 2014		Rates Effective November 12, 2015
Knowledge / Skill Level	Grandfathered Rates	Pay Rate	Grandfathered Rates	Pay Rate	Grandfathered Rates	Pay Rate
Chem. Oper. 4	$21.87	$23.97	$22.53	$24.69	$23.32	$25.55
Chem. Oper. 3		$21.60		$22.25		$23.03
Chem. Oper. 2		$21.33		$21.97		$22.74
Chem. Oper. 1		$20.81		$21.43		$22.18
Trainee (Probationary)	—	$14.95		$15.39		$15.93

If an employee bids to a new area, he/she will receive Trainee rate of pay until he/she qualifies as Operator 1.

If a level 4 operator bids to a new area, he/she will receive Operator Level 1 pay during the qualification period in the new job.

Each fully qualified regularly assigned Board Operator will receive an additional fifty cents ($.50) per hour for such hours worked in recognition of additional duties assigned.

APPENDIX “B”

12-HOUR CONTINUOUS SHIFT OPERATIONS

This agreement establishes the terms and conditions which are applicable when production employees are scheduled on 12-Hour Continuous Shift Operations at the Cherokee, Alabama facility. Explained herein are the procedures which apply to bargaining-unit employees who work a modified “4-3-4-3” rotating-shift schedule over a twenty-eight (28)-day period, consisting of the following:

•	Thirteen (13) twelve-hour shifts; and

•	One (1) four-hour shift.

Certain criteria must be met in the preparation of this 12-Hour Shift Agreement. It is desirable to conform as closely as possible to the contractual pay provisions under the current Labor Agreement, and it is essential that the Company’s cost and the employees’ wages be equitable for the same amount of time worked under both a 21-turn shift schedule and the 12-hour continuous shift operations schedule (hereinafter referred to as the “12-Hour Shift Schedule).

Federal Wage and Hour Law requires that an employee be paid time and one-half (1.5) for hours worked in excess of forty (40) hours in a work week. No other overtime/premium payments shall be applicable to this 12-Hour Shift Schedule.

In order to satisfy legal and contractual requirements and to provide employees with equitable pay for the same amount of time worked under both a modified 21-turn shift schedule and this 12-Hour Shift schedule, the Standard Hourly Wage Rates listed in Appendix “A” of the current Labor Agreement will be adjusted for the 12-Hour Shift Schedule. These adjustments are based on the ratio of equivalent straight-time hours paid on the modified 21-turn shift schedule to those on the modified 12-Hour Shift Schedule. The Adjusted Hourly Rates, which are determined by multiplying the current Standard Hourly Wage Rates by a factor, are applicable only for the proposed schedule. All hours worked or paid outside this 12-Hour Shift Schedule, such as holdover overtime or call-outs, will continue to be paid on the basis of the Standard Hourly Wage Rates listed in APPENDIX “A” of the current Labor Agreement.

I.      CONDITIONS FOR SHIFT SCHEDULE. The conditions under which the 12-Hour Shift Schedule will be implemented are as follows:

A. Coverage of shift vacancies will be mandatory in accordance with the existing requirement that an employee may not leave his/her work area until properly relieved.

B. The Company requires the Union employees to hold over or be available for overtime (by pager) to work the jobs when vacancies occur. If problems are encountered in filling vacancies, the Company reserves the right to cancel the 12-Hour Shift Schedule operations at any time with ten (10) days’ notice.

C. Vacations will be adjusted as defined herein for employees scheduled on 12-Hour Shift Schedules.

II.	PAY PRACTICES

A. Regular Scheduled Work Hours

1. Base Pay

a. In order to equalize the cost to the Company and earnings of the employee, it is necessary to apply a factor of .9756 to the Standard Hourly Wage Rate for each job class and to develop an Adjusted Hourly Wage Rate for each job class.

b. Overtime worked as part of the regular 12-Hour Shift Schedule will be paid at the Adjusted Hourly Wage Rate and referred to as Regularly Scheduled Overtime (RSOT).

2. Shift Differential. An employee who works on the 12-Hour Shift Schedule during a four-week period will receive forty ($.40) cents per hour for all hours worked.

Example: An employee whose Standard Hourly Wage Rate is $21.85 per hour would be paid as follows:

Standard Hourly Wage Rate		$21.85
Shift Differential	+	.40
Subtotal.		$22.25

Factor	x	.9756

Adjusted Hourly Wage Rate		$21.71

Above rate applicable to Day and Night Shifts.

B. Overtime

1. Overtime worked outside the regular 12-Hour Shift Schedule will be paid at the Standard Hourly Wage Rates listed in APPENDIX “A” of the current Labor Agreement.

2. The computation of hours of days worked for the appropriate overtime premium will be made under the terms of the current Labor Agreement except that during the week of the 28-day cycle in which the employee is scheduled to work 48 hours, all of these hours, except unexcused hours, shall be considered hours worked for the purpose of computing overtime. The work week shall begin at 5:00 a.m. on Monday and end at 5:00 a.m. on the following Monday. The work day shall begin at 5:00 a.m. and end at 5:00 a.m. the following morning.

3. Employees assigned to 12-Hour Shifts will eat their lunches on Company time at such hours as their duties permit. No overtime lunches will be provided to employees while working scheduled 12-Hour Shifts.

C. Holiday Pay

1. On the 12-Hour Shift Schedule, a holiday will be paid as follows:

a. Each of the two 12-Hour Shifts that work will be paid 1.5 times the Adjusted Hourly Wage Rate for all hours worked on the holiday plus eight (8) hours of holiday pay at the Standard Hourly Wage Rate.

b. Each Off-Shift employee will receive eight (8) hours times the employee’s straight-time pay at his/her Standard Hourly Wage Rate.

2. An employee who works on a holiday will be paid 1.5 times his/her Adjusted Hourly Wage Rate only for all scheduled hours worked on the holiday plus eight (8) hours of holiday pay at the employee’s Standard Hourly Wage Rate.

3. An employee who is scheduled off on a holiday will be paid eight (8) hours only at his/her Standard Wage Rate.

4. For purposes of the 12-Hour Shift Agreement, holidays will be the same as those listed in Article 16 of the current Labor Agreement.

5. An employee who is on a scheduled vacation on a holiday will be paid eight (8) hours at the Standard Hourly Wage Rate, in addition to his/her vacation pay.

III.	VACATIONS

A. Employees on the 12-Hour Shift Schedule will qualify for vacations in accordance with Article 15 of the current Labor Agreement.

B. Vacation pay for an employee on the 12-Hour Shift Schedule will be computed in accordance with the number of hours the employee would have been scheduled to work had he/she not been on vacation. The number of hours of vacation time is defined in the contract with the maximum being one-hundred sixty (160) hours per year depending on eligibility. Vacation time remaining of less than one (1) week will be taken as per the contract.

C. One (1) vacation week equals the hours determined in paragraph B above.

D. Vacations will be adjusted for the full year.

E. A week of vacation under the 12-Hour Shift Schedule shall be a work week as defined in Article 15, Section L of the current Labor Agreement, provided that suitable standby coverage is maintained. It is understood that persons working the 12-Hour Shift Schedule may take five (5) twelve-hour days of vacation one day-at-a-time with approval from the Company and at least a twenty-four (24)-hour notice.

IV.	OVERTIME PROCEDURES. In addition to paragraphs A and B of Section I of this Agreement, the following shall apply:

A. 12-Hour Shift overtime coverage will be obtained from the replacement chart shown on the 12-Hour Shift Schedule except as otherwise specified below.

B. All employees on the 12-Hour Shift Schedule must make available to the Company a telephone number where they can be contacted.

C. The Company may, when such action is necessary to fill a job, require an employee to work past the time when his/her vacation is scheduled to begin. The Company will, however, review any undue inconveniences which may result from such action.

D. Overtime provisions in the Labor Agreement will govern those areas not specifically excluded herein under this Section IV.

V.	CALL-OUT AND SCHEDULE CHANGES. Not withstanding any other provisions of this Agreement, call-outs of 12-Hour Shift employees to vacancies on 12-Hour Shifts will be paid at the Standard Hourly Wage Rate for those call-out hours. If an employee is rescheduled to a 12-Hour Shift, the employee will be paid according to the 12-Hour Shift Agreement. An employee scheduled to work other than a 12-Hour Shift, but who actually works a 12-Hour Shift, shall be paid at the applicable Standard Hourly Wage Rate.

VI.	MISCELLANEOUS BENEFITS.

A. Jury Duty will be administered in accordance with the provisions of Article 18 of the current Labor Agreement.

B. Funeral Leave Pay will be paid only for three (3) workdays ( 36 hours) at twelve (12) hours each at the Standard Hourly Wage Rate.

VII.	SCOPE OF AGREEMENT

A. It is agreed that this 12-Hour Continuous Shift Operations Agreement supersedes the current Labor Agreement in all areas where there may be a conflict.

B. All areas not specifically covered by this Agreement shall be governed by the terms and conditions of the current Labor Agreement.

C. In the event of questions concerning the application of the 12-Hour Shift Schedule, and/or unforeseen conflicts with the provisions of the current Labor Agreement, such issues shall be referred to Human Resources for resolution.

D. Any modifications and/or changes made to the existing terms and conditions of the current Labor Agreement as a result of the Cherokee Nitrogen facility or any portion thereof changing to this 12-Hour Shift Schedule shall be applicable only during the term of this 12-Hour Continuous Shift Operations Agreement. In the event that the 12-hour Shift Schedule is subsequently discontinued, the terms and conditions of the current Labor Agreement will be given their normal interpretation and application.

Schedules and Factor Determination

One (1) Four-Week Schedule

	Week No. 1							Week No. 2							Week No. 3							Week No. 4
	M	T	W	T	F	S	S	M	T	W	T	F	S	S	M	T	W	T	F	S	S	M	T	W	T	F	S	S
DAY	X	X	X	X															X	X	X
NIGHT												X	X	X	X								X	X	X
OFF					X	X	X	X	X	X	X					X	X	X				X				X	X	X

Factor:	Hours Worked	Hours Paid at Straight Time
1st Week	48	52
2nd Week	36	36
3rd Week	40	40
4th Week	36	36

Hours in 28-Day Cycle:	160	164
Thirteen 28-Day Cycles/Yr.	X13	X13
Number Hours Per Year:	2080	2132

Factor Determination: 2080 / 2132= .9756

APPENDIX “C”

401(K) PLAN

Effective January, 2003, the company will contribute a sum based on 10% of a maximum of $4,000.00 contribution by a plan participant. If a participant employee contributes $4,000.00 during a plan year, the company’s contribution would be $400.00, for that plan year.

APPENDIX “D”

The Cherokee Nitrogen Substance/Alcohol Abuse Policy and Procedure is made a part of the Labor Agreement by reference.

APPENDIX “E”

LETTER OF UNDERSTANDING

February 22, 2002 and amended November 12, 2010

A.	During their negotiations, the Parties discussed Article 4, Work Groups, Operations Skill Advancement/On-The-Job Training, and agreed as follows:

All employees who were hired on or after December 1, 1994, must complete all levels of advancement outlined in Article 4, B. 2. for operations personnel and in Article 4, D. 2. for maintenance work groups.

Employees hired before December 1, 1994, in either operations or maintenance will only be required to complete the levels of advancement through Level 2.

B.	The parties also agreed, as follows:

1.	Red Circle Personnel listed below will receive first consideration for available Utility Positions within all areas of the plant. That individual is Clyde Wallace.

The Parties agree that the positions they hold are not subject to the seniority provisions of Article 10, Seniority, which relate to bidding and bumping procedures.

In the event of a reduction in force which includes Red Circled utility persons, plant seniority shall control any such reduction in force.

It is understood no employee will be laid off unless he/she has had the opportunity to displace red-circled employees.

COMPANY	UNION

LETTER OF UNDERSTANDING

(Board Operator Premium)

November 12, 2004 and reaffirmed November 12, 2010

During their negotiations, the parties discussed the Company’s agreement to provide a premium of fifty cents ($.50) per hour to Board Operators in consideration for their handling of administrative duties in addition to their regular duties such as: filling out time cards for production personnel; calling employees for overtime call-ins; maintaining area overtime board; posting of overtime hours, refused and worked; maintain attendance records for shift personnel; handles requests for vacation time off; functions as contact point and receives calls from suppliers or vendors as needed.

COMPANY	UNION

LETTER OF UNDERSTANDING

(Maintenance Specialist Classifications)

November 12, 2013

During negotiations the parties discussed and agreed to establish two new maintenance specialist classifications above the Maintenance 4 (ML4) classification. These new levels are the Specialist 1 and Specialist 2 levels of advancement.

The rate for a Specialist 1 will be $1.00 per hour above the ML4 hourly rate of pay for being certified through training and testing in one (1) special skill established by management. The Specialist 2 rate of pay will be $2.00 per hour above the ML4 hourly rate of pay for being certified through training and testing in two (2) special skills established by management.

Training opportunities will be offered based on seniority. All Maintenance employees will be eligible for the training, though timing will be consistent with operational needs.

(Operator Recertification)

November 12, 2013

The Company and Union will meet and mutually agree on the method to assure operators are and remain properly trained, qualified, and certified to perform all tasks for which they are responsible and compensated. The meeting will take place as soon as practical and the certification method will be introduced not later than April 1, 2014.

SUBJECT INDEX

Subject	Article	Page
Adjustment of Grievances	22	19
Agreement		1
Alcohol Policy	Appendix “D”	38
Arbitration	22	20
Board Operator Premium	Letter of Understanding	41
Bulletin Boards	27	23
Change of Home Address	30	26
Contracting Out Work	3	2
Disability Benefits – Short Term	28	24
Discharge	29	26
Drug Policy	Appendix “D”	38
Effective Date of Agreement		1
Employee/Management Partnership	2	1
Funeral Leave	17	17
General	30	26
Grandfathering	Letter of Understanding	40
Grievance Procedures	22	19
Group Life Insurance	28	25
Group Medical Insurance	28	24
Health Care Reimbursement Accounts (HCR)	28	25
Holidays	16	16
- Loss of Pay	16	17
- Observed Holidays	16	16
- Pay for Holidays Worked	16	17
Hours of Work	9	9
Incentive Plan	Appendix “C”	37
Jury Duty	18	18
Layoffs – Advance Notice	7	7
Leave of Absence	23	21
- Approval	23	21
- Personal Reasons	23	22
- Union Business	23	21
- Medical Reasons	23	22
Life and Medical Insurance	28	24

Subject (cont’d)	Article	Page
Maintenance Department Work Groups	4	3
- Titles	4	3
- Qualifying	4	3
- Training Progression	4	4
Maintenance on 12-Hour Shifts	30	26
Management’s Rights	3	2
Management Employees Working	30	26
Meal Allowance	20	18
- Meal Period of Non Shift Workers	20	19
Military Service	24	22
Military Training	24	22
Operations Work Groups	4	2
- Titles	4	2
- Qualifying	4	3
- Training Progression	4	2
Overtime Procedures	10	9
- Call-outs	10	9
- Overtime Coverage Procedure	10	10
- Charged Overtime	10	10
- Maintenance	10	10
- Production	10	11
- Transfers From One Group to Another	10	10
- Reporting Pay – Guarantee	10	9
- Production Overtime Procedures	10	11
Payday	19	18
Promotions to Outside Bargaining Unit	5	5
Purpose of Agreement	2	1
Protective Equipment Safety Policy Procedure (SAF-17-Corp)	25	23
Recognition of Union	1	1
Reduction In Force	7	7
Return to Work Program	28	25
Route of Advancement	4	3
Safety and Health	25	23
- Safety and Health Committee	25	23
Savings Clause	32	27
Savings Plan – Section 401 (k)	Appendix “C”	37
Seniority	5	5
- Broken	5	5
- Filling Vacancies	6	6
- New Employees	5	5
- Plant-Wide Seniority	5	5
- Reductions in Workforce	7	7
- Seniority List	5	5
Shift Differential	14	14
Wages	13	13
- Seven Consecutive Days Worked	13	13
Workers Committee	21	19

Subject (cont’d)	Article	Page
Sick Leave Agreement (Short Term Disability Benefits)	28	24
- Return to Work	28	25
- Return to Work Program	28	25
Term of Agreement, Expiration Date	34	28
Twelve Hour Shift Agreement	Appendix “B”	32
- Maintenance on 12 Hour Shifts	30	26
Union Dues and Checkoff	31	26
Vacations	15	14
- Amount Paid	15	15
- During Holiday Week	15	15
- Money in Lieu Of	15	15
- New Employees – First Vacation	15	15
- Pay Following Death	15	15
- Qualifying Hours	15	15
- Retirement During Year	15	16
- Scheduling	15	15
- Weeks Paid Per Year	15	14
- When Paid	15	15
Wage Rates	Appendix “A”	30
- Maintenance	Appendix “A”	30
- Operations	Appendix “A”	30
- Change in Work Schedules	8	8
- Paydays	19	18
- Premium Pay for Non-Scheduled Workday	13	14
- Shift Differential	14	14
- Wage Rates for New Jobs	13	13
Work Groups	4	2
Workers Committee	21	19